Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
PETER J. CONNER, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Fourth Quarter Results and Record Full Year Net Income. Fourth Quarter Net Income of $37.5 Million, or $1.09 Per Diluted Share; Results Highlighted by Strong Organic Loan Growth and Completion of Skagit Bancorp, Inc. Acquisition

Walla Walla, WA - January 23, 2019 - Banner Corporation (NASDAQ GSM: BANR) ("Banner"), the parent company of Banner Bank and Islanders Bank, today reported strong organic loan growth exclusive of the Skagit Bancorp, Inc. ("Skagit") acquisition on November 1, 2018, combined with a stable net interest margin, contributed to solid fourth quarter financial results. Net income in the fourth quarter of 2018 was $37.5 million, or $1.09 per diluted share, compared to $37.8 million, or $1.17 per diluted share, in the preceding quarter. Fourth quarter results include $4.6 million of acquisition-related expense, compared to $1.0 million of acquisition-related expense in the preceding quarter. In the fourth quarter of 2017, following a revaluation of deferred tax assets due to tax reforms enacted in 2017, Banner recorded additional tax expense of $42.6 million, or $1.30 per diluted share. Consequently, the fourth quarter 2017 net loss was $13.5 million, or $0.41 per diluted share. There was no acquisition-related expense in the fourth quarter of 2017. For the year ended December 31, 2018, net income increased to $136.5 million, or $4.15 per diluted share, compared to $60.8 million, or $1.84 per diluted share, in 2017.
“Banner’s fourth quarter and full year 2018 performance reflects continued execution of our super community bank strategy, which is generating new client relationships, adding to our core funding position by growing core deposits, and promoting client loyalty through our responsive service model, while augmenting our growth with opportunistic acquisitions,” stated Mark J. Grescovich, President and Chief Executive Officer. “During the fourth quarter, we announced the completion of the merger with Skagit. This transaction expanded Banner’s presence and density in the attractive North Sound region in Northwest Washington State and represents a complementary fit, both strategically and culturally, with Banner’s business model. The combination of our two organizations provides the opportunity to enhance operational efficiency while offering Skagit Bank customers a broader product offering, increased lending limits and an expanded branch delivery system that stretches throughout the four states of Washington, Oregon, Idaho and California.”
At December 31, 2018, Banner Corporation had $11.86 billion in assets, $8.59 billion in net loans and $9.48 billion in deposits. Banner operates 182 branch offices located in eight of the top 20 largest western Metropolitan Statistical Areas by population.
Fourth Quarter 2018 Highlights

•	Revenues were $138.5 million during the quarter ended December 31, 2018, $129.5 million during the preceding quarter and $125.9 million during the fourth quarter a year ago.

•
Net interest income, before the provision for loan losses, increased 8% to $117.5 million, compared to $109.1 million in the preceding quarter and increased 20% from $98.3 million in the fourth quarter a year ago.

•	Net interest margin was 4.47% for the current quarter, compared to 4.48% in the preceding quarter and 4.18% in the fourth quarter a year ago.

•
Loans receivable increased $862.1 million, or 11%, to $8.68 billion at December 31, 2018, including $631.7 million of portfolio loans from the acquisition of Skagit, compared to $7.82 billion at September 30, 2018.

•
Provision for loan losses increased to $2.5 million from $2.0 million in the preceding quarter, increasing the allowance for loan losses to $96.5 million, or 1.11% of total loans, compared to an allowance for loan losses of $89.0 million, or 1.17% of total loans, as of December 31, 2017.

•
Core deposits increased $651.6 million, or 9%, to $8.16 billion, including $696.3 million of core deposits acquired from the Skagit acquisition, compared to September 30, 2018 and represented 86% of total deposits at December 31, 2018.

•	Quarterly dividends to shareholders for the current quarter were $0.38 per share, an increase of 52% from the quarterly dividend for the fourth quarter a year ago.

•	Common shareholders’ equity per share increased to $41.79 at December 31, 2018, compared to $39.26 at the preceding quarter end and $38.89 a year ago.

•	Tangible common shareholders' equity per share* increased to $31.45 at December 31, 2018, compared to $31.20 at the preceding quarter end and $30.78 a year ago.

•	Non-performing assets improved to $18.9 million, or 0.16% of total assets, at December 31, 2018, compared to $27.5 million, or 0.28% of total assets, at December 31, 2017.

*Tangible common shareholders' equity per share and the ratio of tangible common equity to tangible assets (both of which exclude goodwill and other intangible assets, net), and references to revenues from core operations (which excludes fair value adjustments, net loss on the sale of securities and in the fourth quarter of 2017 gain on the sale of branches) and the adjusted efficiency ratio (which excludes fair value adjustments, net loss on the sale of securities and, in the fourth quarter of 2017, gain on the sale of branches from the total of net interest income before provision for loan losses and non-

BANR - Fourth Quarter 2018 Results
January 23, 2019

interest income and excludes acquisition-related costs, amortization of core deposit intangibles, real estate owned gain (loss) and state/municipal business and use taxes from adjusted non-interest expense) represent non-GAAP (Generally Accepted Accounting Principles) financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. Where applicable, comparable earnings information using GAAP financial measures is also presented. See also Non-GAAP Financial Measures reconciliation tables on the last two pages of this press release.
Certain reclassifications have been made to the 2017 Consolidated Financial Statements and/or schedules to conform to the 2018 presentation. These reclassifications have affected certain line items and ratios for the prior periods but have not changed net income or shareholders’ equity for those periods. The effect of these reclassifications is considered immaterial.
Recent Events
On November 1, 2018, Banner completed its acquisition of Skagit and its wholly-owned subsidiary, Skagit Bank, of Burlington, Washington. As of the closing of the transaction, Skagit Bank had 11 retail branches along the I-5 corridor from Seattle to the Canadian border. Pursuant to the previously announced terms of the acquisition, Skagit shareholders received 5.6664 shares of Banner common stock in exchange for each share of Skagit common stock, plus cash in lieu of any fractional shares and cash to buyout Skagit stock options for a total consideration paid of $171.8 million.
The Skagit merger was accounted for using the acquisition method of accounting. Accordingly, the assets (including identifiable intangible assets) and the liabilities of Skagit were measured at their respective estimated fair values as of the merger date. The excess of the purchase price over the fair value of the net assets acquired was attributed to goodwill. The fair value on the merger date represents management's best estimates based on available information and facts and circumstances in existence on the merger date. The acquisition accounting is subject to adjustment within a measurement period of one year from the acquisition date. The acquisition provided $915.8 million of assets, $632.4 million of loans, and $810.2 million of deposits to Banner.

Income Statement Review
“Our net interest margin remained strong despite an increase in deposit costs,” said Grescovich. Banner's net interest margin was 4.47% for the fourth quarter of 2018, a one basis-point decrease compared to 4.48% in the preceding quarter and a 29 basis-point improvement compared to 4.18% in the fourth quarter a year ago. Acquisition accounting adjustments added 12 basis points to the net interest margin in both the current quarter and preceding quarters compared to six basis points in the fourth quarter a year ago. The total purchase discount for acquired loans was $25.7 million at December 31, 2018, an increase from $15.4 million at September 30, 2018 and $21.1 million at December 31, 2017. For the year ended December 31, 2018, Banner’s net interest margin expanded 19 basis points to 4.43% compared to 4.24% in 2017. Acquisition accounting adjustments added ten basis points to the net interest margin for both years.
Average interest-earning asset yields increased seven basis points to 4.90% compared to 4.83% for the preceding quarter and increased 50 basis points compared to 4.40% in the fourth quarter a year ago. Average loan yields increased six basis points to 5.37% compared to 5.31% in the preceding quarter and increased 55 basis points compared to 4.82% in the fourth quarter a year ago. Loan discount accretion added 16 basis points to loan yields in the fourth quarter of 2018, compared to 15 basis points in the preceding quarter and five basis points in the fourth quarter a year ago. Deposit costs were 0.32% in the fourth quarter of 2018, a seven basis-point increase compared to the preceding quarter and a 17 basis-point increase compared to the fourth quarter a year ago. The total cost of funds was 0.46% during the fourth quarter of 2018, a nine basis-point increase compared to the preceding quarter and a 23 basis-point increase compared to the fourth quarter a year ago, largely reflecting increased use of brokered deposits and the impact of the rising interest rate environment.
Primarily as a result of the origination of new loans, the renewal of acquired loans out of the discounted acquired loan portfolio and net charge-offs, Banner recorded a $2.5 million provision for loan losses in the current quarter, compared to $2.0 million recorded in both the prior quarter and in the same quarter a year ago.
Deposit fees and other service charges were $12.5 million in the fourth quarter of 2018, compared to $12.3 million in the preceding quarter and $10.8 million in the fourth quarter a year ago. Mortgage banking revenues, including gains on one- to four-family and multifamily loan sales and loan servicing fees, increased to $6.0 million in the fourth quarter, compared to $5.8 million in the preceding quarter and $5.0 million in the fourth quarter of 2017. Home purchase activity accounted for 78% of one- to four-family mortgage loan originations in the fourth quarter of 2018, compared to 78% in the prior quarter and 71% in the fourth quarter of 2017.
Banner’s fourth quarter 2018 results included a $198,000 net gain for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value, principally comprised of certain investment securities held for trading and an $885,000 net loss on the sale of securities. In the preceding quarter, results included a $45,000 net gain for fair value adjustments. In the fourth quarter a year ago, results included a $1.0 million net loss for fair value adjustments and a $2.3 million net loss on the sale of securities. Following the adoption of new accounting guidance, beginning in the first quarter of 2018, Banner no longer reflects changes in the fair value of its junior subordinated debentures related to instrument-specific credit risk in the Consolidated Statements of Operations, but rather reports those changes in the Consolidated Statements of Comprehensive Income and includes them in total shareholders’ equity in the Consolidated Statements of Financial Condition.
Total revenues increased 7% to $138.5 million for the fourth quarter of 2018, compared to $129.5 million in the preceding quarter and increased 10% compared to $125.9 million in the fourth quarter a year ago. For the year, total revenues increased 8% to $515.0 million, compared to $478.2 million in 2017. Revenues from core operations* (revenues excluding gains and losses on the sale of securities, the net change in valuation of financial instruments and, in the fourth quarter of 2017, the gain on sale of the Utah branches) increased to $139.2 million in the fourth quarter of 2018, compared to $129.4 million in the preceding quarter and $117.1 million in the fourth quarter of 2017. For 2018, revenues from core operations* increased 9% to $512.0 million from $471.0 million in 2017.

BANR - Fourth Quarter 2018 Results
January 23, 2019

Total non-interest income was $21.0 million in the fourth quarter of 2018, compared to $20.4 million in the third quarter of 2018 and $27.7 million in the fourth quarter a year ago. For 2018, total non-interest income was $84.0 million, compared to $85.2 million in 2017.
Banner’s total non-interest expense was $95.4 million in the fourth quarter of 2018, compared to $81.6 million in the preceding quarter and $82.5 million in the fourth quarter of 2017. Acquisition-related expenses were $4.6 million for the fourth quarter of 2018, compared to $1.0 million for the preceding quarter and no acquisition expenses for the year ago quarter. The increase in non-interest expense during the quarter also reflects the expenses associated with operating the branches acquired in the Skagit acquisition. Other non-interest expense items of significance for the fourth quarter of 2018 included a $4.0 million accrual for pending litigation. Banner’s efficiency ratio was 68.89% for the current quarter, compared to 63.04% in the preceding quarter and 65.51% in the year ago quarter. Banner’s adjusted efficiency ratio*, which is calculated by dividing core non-interest expense by core revenue, was 63.06% for the current quarter, compared to 60.21% in the preceding quarter and 69.40% in the year ago quarter.
For the fourth quarter of 2018, Banner recorded $3.1 million in state and federal income tax expense for an effective tax rate of 7.5%, reflecting the new lower federal corporate income tax rate beginning in 2018, as well as the benefits from tax exempt income sources. In addition, Banner recorded $5.5 million of tax benefit adjustments, which included the release of a $4.2 million valuation reserve previously recorded in the fourth quarter of 2017 as a provisional amount related to the enactment of the Tax Cuts and Jobs Act. Our normal, expected statutory income tax rate is 23.7%, representing a blend of the statutory federal income tax rate of 21.0% and apportioned effects of the state income tax rates. For the year ago quarter, Banner recorded $55.0 million in state and federal income tax expense primarily due to a $42.6 million charge for the revaluation of its deferred tax assets as a result of the passage of the Tax Cuts and Jobs Act.
Balance Sheet Review
Largely as a result of the Skagit acquisition, but also as a result of organic growth, Banner’s total assets increased to $11.86 billion at December 31, 2018, compared to $10.51 billion at September 30, 2018 and $9.76 billion at December 31, 2017. The total of securities and interest-bearing deposits held at other banks was $1.94 billion at December 31, 2018, compared to $1.76 billion at September 30, 2018 and $1.26 billion at December 31, 2017. The increase in the securities portfolio during both the current quarter and preceding quarter compared to December 31, 2017 reflects Banner's renewed leveraging strategy as it crossed the $10 billion in total assets threshold. During the fourth quarter of 2017, Banner reduced its holdings of securities and use of wholesale funding to ensure that it remained below $10 billion in total assets at December 31, 2017 in order to postpone the adverse impact of the Durbin Amendment. The average effective duration of Banner's securities portfolio was approximately 3.5 years at December 31, 2018, compared to 4.1 years at December 31, 2017.
Net loans receivable increased 11% to $8.59 billion at December 31, 2018, compared to $7.73 billion at September 30, 2018 and increased 14% when compared to $7.51 billion at December 31, 2017. The $860.9 million increase in net loans during the current quarter included $631.7 million of portfolio loans acquired in the Skagit acquisition as well as $230.4 million of organic loan growth. Organic loan growth was 12% on an annualized basis during the quarter. Commercial real estate and multifamily real estate loans increased 11% to $3.93 billion at December 31, 2018, compared to $3.52 billion at September 30, 2018, and $3.54 billion a year ago. Commercial business loans increased 9% to $1.48 billion at December 31, 2018, compared to $1.36 billion three months earlier and increased 16% compared to $1.28 billion a year ago. Reflecting normal seasonal trends, agricultural business loans increased by 12% to $404.9 million at December 31, 2018, compared to $360.0 million three months earlier and increased by 20% compared to $338.4 million a year ago. Total construction, land and land development loans increased 9% to $1.11 billion at December 31, 2018, compared to $1.02 billion at September 30, 2018 and increased 22% compared to $907.5 million a year earlier. Consumer loans increased 10% to $785.0 million at December 31, 2018, compared to $710.5 million at September 30, 2018 and increased 14% compared to $688.8 million a year ago. One- to four-family loans increased 15% to $973.6 million, compared to both $849.9 million at September 30, 2018 and $848.3 million a year ago.
Loans held for sale increased substantially to $171.0 million at December 31, 2018, compared to $72.9 million at September 30, 2018 and $40.7 million at December 31, 2017. The volume of one- to four- family residential mortgage loans sold was $130.1 million in the current quarter, compared to $134.1 million in the preceding quarter and was $141.1 million in the fourth quarter a year ago. During the fourth quarter of 2018, Banner sold $26.8 million in multifamily loans, compared to $94.0 million in the preceding quarter. Loans held for sale at December 31, 2018 included $130.7 million of multifamily loans and $40.3 million of one- to four-family loans.
Total deposits increased 9% to $9.48 billion at December 31, 2018, compared to $8.69 billion at September 30, 2018 and increased 16% when compared to $8.18 billion a year ago, as core deposit growth over the last year, coupled with the addition of both deposits from the Skagit acquisition and brokered certificates of deposit, was partially offset by continuing declines in retail, or non-brokered, certificates of deposit. Total deposits at December 31, 2018 were negatively impacted by the sale of $20.4 million of Poulsbo Branch deposits during the second quarter of 2018. Non-interest-bearing account balances increased 5% to $3.66 billion at December 31, 2018, compared to $3.47 billion at September 30, 2018 and increased 12% compared to $3.27 billion a year ago. Core deposits (non-interest-bearing and interest-bearing transaction and savings accounts) increased $651.6 million, or 9%, from the prior quarter and increased 13% compared to a year ago. The core deposit balance at December 31, 2018 was positively impacted by $696.3 million of core deposits acquired in the Skagit acquisition. Core deposits represented 86% of total deposits at December 31, 2018, the same as three months earlier, and were 88% of total deposits a year earlier. Certificates of deposit increased 12% to $1.32 billion at December 31, 2018, compared to $1.18 billion at September 30, 2018 and increased 37% compared to $966.9 million a year earlier. Brokered deposits increased to $377.3 million at December 31, 2018, compared to $325.2 million at September 30, 2018 and $40.7 million a year earlier.
At December 31, 2018, total common shareholders' equity was $1.47 billion, or 12.39% of assets, compared to $1.27 billion or 12.10% of assets at September 30, 2018 and $1.27 billion or 13.03% of assets a year ago. At December 31, 2018, tangible common shareholders' equity*, which excludes goodwill and other intangible assets, was $1.11 billion, or 9.62% of tangible assets*, compared to $1.01 billion, or 9.86% of tangible assets, at September 30, 2018 and $1.01 billion, or 10.61% of tangible assets, a year ago. Banner's tangible book value per share* increased to $31.45 at December 31, 2018, compared to $30.78 per share a year ago.
During the first quarter of 2018, Banner repurchased 269,711 shares of its common stock and during the fourth quarter of 2018, Banner repurchased 325,000 shares of its common stock. There were no repurchases of common stock during the second or third quarters of 2018. Banner and its subsidiary

BANR - Fourth Quarter 2018 Results
January 23, 2019

banks continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” under the Basel III and Dodd Frank regulatory standards. At December 31, 2018, Banner's common equity Tier 1 capital ratio was 10.75%, its Tier 1 leverage capital to average assets ratio was 10.98%, and its total capital to risk-weighted assets ratio was 13.12%.
Credit Quality
The allowance for loan losses was $96.5 million at December 31, 2018, or 1.11% of total loans outstanding and 616% of non-performing loans compared to $95.3 million at September 30, 2018, or 1.22% of total loans outstanding and 603% of non-performing loans, and $89.0 million at December 31, 2017, or 1.17% of total loans outstanding and 329% of non-performing loans. Net loan charge-offs totaled $1.3 million in the fourth quarter, compared to $612,000 in the preceding quarter and $2.1 million in the fourth quarter a year ago. Primarily as a result of the origination of new loans, the renewal of acquired loans out of the discounted acquired loan portfolio and net charge-offs, Banner recorded a $2.5 million provision for loan losses in the current quarter, compared to $2.0 million recorded in both the prior quarter and in the year ago quarter. Non-performing loans decreased to $15.7 million at December 31, 2018, compared to $15.8 million at September 30, 2018 and $27.0 million a year ago. Real estate owned and other repossessed assets were $3.2 million at December 31, 2018, compared to $937,000 at September 30, 2018 and $467,000 a year ago. The increase in the current quarter primarily reflects $2.6 million of real estate owned acquired in the Skagit acquisition.
In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net discount to the loans’ contractual amounts, a portion of which reflects a discount for possible credit losses. Credit discounts are included in the determination of fair value, and as a result, no allowance for loan and lease losses is recorded for acquired loans at the acquisition date. At December 31, 2018, the total purchase discount for acquired loans was $25.7 million.
Banner's non-performing assets were $18.9 million, or 0.16% of total assets, at December 31, 2018, compared to $16.7 million, or 0.16% of total assets, at September 30, 2018 and $27.5 million, or 0.28% of total assets, a year ago. In addition to non-performing assets, purchased credit-impaired loans increased due to the Skagit acquisition to $14.4 million at December 31, 2018, compared to $12.9 million at September 30, 2018 and decreased when compared to $21.3 million at December 31, 2017.
Conference Call
Banner will host a conference call on Thursday, January 24, 2019, at 8:00 a.m. PST, to discuss its fourth quarter and year end results. To listen to the call on-line, go to www.bannerbank.com. Investment professionals are invited to dial (866) 235-9915 to participate in the call. A replay will be available for one week at (877) 344-7529 using access code 10127071, or at www.bannerbank.com.
About the Company
Banner Corporation is a $11.86 billion bank holding company operating two commercial banks in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.
Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "may," “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” "potential," or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner.  Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements and could negatively affect Banner's operating and stock price performance.
Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected revenues, cost savings, synergies and other benefits from the Skagit acquisition might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, which could necessitate additional provisions for loan losses, resulting both from loans originated and loans acquired from other financial institutions; (3) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for loan losses or writing down of assets or impose restrictions or penalties with respect to Banner's activities; (4) competitive pressures among depository institutions; (5) interest rate movements and their impact on customer behavior and net interest margin; (6) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (7) fluctuations in real estate values; (8) the ability to adapt successfully to technological changes to meet customers' needs and developments in the market place; (9) the ability to access cost-effective funding; (10) changes in financial markets; (11) changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular; (12) the costs, effects and outcomes of litigation; (13) new legislation or regulatory changes, including but not limited to the Dodd-Frank Act and regulations adopted thereunder, changes in capital requirements pursuant to the Dodd-Frank Act and the implementation of the Basel III capital standards, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (14) changes in accounting principles, policies or guidelines; (15) future acquisitions by Banner of other depository institutions or lines of business; (16) future goodwill impairment due to changes in Banner's business, changes in market conditions, or other factors and (17) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing,

BANR - Fourth Quarter 2018 Results
January 23, 2019

products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.

BANR - Fourth Quarter 2018 Results
January 23, 2019

RESULTS OF OPERATIONS	Quarters Ended			Twelve months ended
(in thousands except shares and per share data)	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017

INTEREST INCOME:
Loans receivable	$114,627	$104,868	$93,145	$413,370	$374,449
Mortgage-backed securities	9,931	8,915	7,006	35,076	24,535
Securities and cash equivalents	4,183	3,865	3,324	15,186	13,300
	128,741	117,648	103,475	463,632	412,284
INTEREST EXPENSE:
Deposits	7,503	5,517	3,111	20,642	12,273
Federal Home Loan Bank advances	2,072	1,388	766	5,636	1,908
Other borrowings	66	60	77	245	317
Junior subordinated debentures	1,641	1,605	1,257	6,136	4,752
	11,282	8,570	5,211	32,659	19,250
Net interest income before provision for loan losses	117,459	109,078	98,264	430,973	393,034
PROVISION FOR LOAN LOSSES	2,500	2,000	2,000	8,500	8,000
Net interest income	114,959	107,078	96,264	422,473	385,034
NON-INTEREST INCOME:
Deposit fees and other service charges	12,539	12,255	10,840	48,074	43,452
Mortgage banking operations	6,019	5,816	5,025	21,343	20,880
Bank owned life insurance	994	1,726	1,020	4,505	4,618
Miscellaneous	2,153	569	1,923	7,148	8,985
	21,705	20,366	18,808	81,070	77,935
Net loss on sale of securities	(885)	—	(2,310)	(837)	(2,080)
Net change in valuation of financial instruments carried at fair value	198	45	(1,013)	3,775	(2,844)
Gain on sale of branches, including related loans and deposits	—	—	12,189	—	12,189
Total non-interest income	21,018	20,411	27,674	84,008	85,200
NON-INTEREST EXPENSE:
Salary and employee benefits	52,122	48,930	48,082	202,613	192,096
Less capitalized loan origination costs	(4,863)	(4,318)	(4,134)	(17,925)	(17,379)
Occupancy and equipment	13,490	12,385	12,088	49,215	47,866
Information / computer data services	5,112	4,766	4,731	18,823	17,245
Payment and card processing services	4,233	3,748	3,807	15,412	14,330
Professional and legal expenses	6,669	3,010	5,301	17,945	17,534
Advertising and marketing	2,588	1,786	3,412	8,346	8,637
Deposit insurance	1,093	991	1,251	4,446	4,689
State/municipal business and use taxes	854	902	737	3,284	2,594
Real estate operations	251	433	(941)	804	(2,030)
Amortization of core deposit intangibles	1,935	1,348	1,457	6,047	6,246
Miscellaneous	7,310	6,646	6,710	26,754	27,142
	90,794	80,627	82,501	335,764	318,970
Acquisition related expenses	4,602	1,005	—	5,607	—
Total non-interest expense	95,396	81,632	82,501	341,371	318,970
Income before provision for income taxes	40,581	45,857	41,437	165,110	151,264
PROVISION FOR INCOME TAXES	3,053	8,084	54,985	28,595	90,488
NET INCOME	$37,528	$37,773	$(13,548)	$136,515	$60,776
Earnings (loss) per share available to common shareholders:
Basic	$1.10	$1.17	$(0.41)	$4.16	$1.85
Diluted	$1.09	$1.17	$(0.41)	$4.15	$1.84
Cumulative dividends declared per common share	$0.38	$0.38	$0.25	$1.96	$2.00
Weighted average common shares outstanding:
Basic	34,221,048	32,256,789	32,655,973	32,784,724	32,888,007
Diluted	34,342,641	32,376,623	32,766,335	32,894,425	32,986,707
Increase (decrease) in common shares outstanding	2,780,015	(2,939)	(528,299)	2,456,287	(466,902)

BANR - Fourth Quarter 2018 Results
January 23, 2019

FINANCIAL CONDITION				Percentage Change
(in thousands except shares and per share data)	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017	Prior Qtr	Prior Yr Qtr

ASSETS
Cash and due from banks	$231,029	$184,417	$199,624	25.3%	15.7%
Interest-bearing deposits	41,167	64,244	61,576	(35.9)%	(33.1)%
Total cash and cash equivalents	272,196	248,661	261,200	9.5%	4.2%
Securities - trading	25,896	25,764	22,318	0.5%	16.0%
Securities - available for sale	1,636,223	1,412,273	919,485	15.9%	77.9%
Securities - held to maturity	234,220	258,699	260,271	(9.5)%	(10.0)%
Total securities	1,896,339	1,696,736	1,202,074	11.8%	57.8%
Federal Home Loan Bank stock	31,955	19,196	10,334	66.5%	209.2%
Loans held for sale	171,031	72,850	40,725	134.8%	320.0%
Loans receivable	8,684,595	7,822,519	7,598,884	11.0%	14.3%
Allowance for loan losses	(96,485)	(95,263)	(89,028)	1.3%	8.4%
Net loans receivable	8,588,110	7,727,256	7,509,856	11.1%	14.4%
Accrued interest receivable	38,593	37,676	31,259	2.4%	23.5%
Real estate owned held for sale, net	2,611	364	360	617.3%	625.3%
Property and equipment, net	171,809	151,212	154,815	13.6%	11.0%
Goodwill	330,874	242,659	242,659	36.4%	36.4%
Other intangibles, net	32,924	18,499	22,655	78.0%	45.3%
Bank-owned life insurance	177,467	163,265	162,668	8.7%	9.1%
Other assets	149,128	135,929	124,604	9.7%	19.7%
Total assets	$11,863,037	$10,514,303	$9,763,209	12.8%	21.5%
LIABILITIES
Deposits:
Non-interest-bearing	$3,657,817	$3,469,294	$3,265,544	5.4%	12.0%
Interest-bearing transaction and savings accounts	4,498,966	4,035,856	3,950,950	11.5%	13.9%
Interest-bearing certificates	1,320,265	1,180,674	966,937	11.8%	36.5%
Total deposits	9,477,048	8,685,824	8,183,431	9.1%	15.8%
Advances from Federal Home Loan Bank at fair value	540,189	221,184	202	144.2%	nm
Customer repurchase agreements and other borrowings	118,995	98,979	95,860	20.2%	24.1%
Junior subordinated debentures at fair value	114,091	113,110	98,707	0.9%	15.6%
Accrued expenses and other liabilities	102,061	82,530	71,344	23.7%	43.1%
Deferred compensation	40,338	40,478	41,039	(0.3)%	(1.7)%
Total liabilities	10,392,722	9,242,105	8,490,583	12.4%	22.4%
SHAREHOLDERS' EQUITY
Common stock	1,329,156	1,175,250	1,187,127	13.1%	12.0%
Retained earnings	134,055	109,942	90,535	21.9%	48.1%
Other components of shareholders' equity	7,104	(12,994)	(5,036)	nm	nm
Total shareholders' equity	1,470,315	1,272,198	1,272,626	15.6%	15.5%
Total liabilities and shareholders' equity	$11,863,037	$10,514,303	$9,763,209	12.8%	21.5%
Common Shares Issued:
Shares outstanding at end of period	35,182,772	32,402,757	32,726,485
Common shareholders' equity per share (1)	$41.79	$39.26	$38.89
Common shareholders' tangible equity per share (1) (2)	$31.45	$31.20	$30.78
Common shareholders' tangible equity to tangible assets (2)	9.62%	9.86%	10.61%
Consolidated Tier 1 leverage capital ratio	10.98%	11.04%	11.33%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)
Common shareholders' tangible equity excludes goodwill and other intangible assets.  Tangible assets exclude goodwill and other intangible assets.  These ratios represent non-GAAP financial measures. See also Non-GAAP Financial Measures reconciliation tables on the last two pages of the press release tables.

BANR - Fourth Quarter 2018 Results
January 23, 2019

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
				Percentage Change
LOANS	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017	Prior Qtr	Prior Yr Qtr

Commercial real estate:
Owner occupied	$1,430,097	$1,271,363	$1,284,363	12.5%	11.3%
Investment properties	2,131,059	1,943,793	1,937,423	9.6%	10.0%
Multifamily real estate	368,836	309,809	314,188	19.1%	17.4%
Commercial construction	172,410	154,071	148,435	11.9%	16.2%
Multifamily construction	184,630	172,433	154,662	7.1%	19.4%
One- to four-family construction	534,678	498,549	415,327	7.2%	28.7%
Land and land development:
Residential	188,508	171,610	164,516	9.8%	14.6%
Commercial	27,278	22,382	24,583	21.9%	11.0%
Commercial business	1,483,614	1,358,149	1,279,894	9.2%	15.9%
Agricultural business including secured by farmland	404,873	359,966	338,388	12.5%	19.6%
One- to four-family real estate	973,616	849,928	848,289	14.6%	14.8%
Consumer:
Consumer secured by one- to four-family real estate	568,979	539,143	522,931	5.5%	8.8%
Consumer-other	216,017	171,323	165,885	26.1%	30.2%
Total loans receivable	$8,684,595	$7,822,519	$7,598,884	11.0%	14.3%
Restructured loans performing under their restructured terms	$13,422	$13,328	$16,115
Loans 30 - 89 days past due and on accrual (1)	$25,108	$8,688	$29,278
Total delinquent loans (including loans on non-accrual), net (2)	$38,721	$21,191	$50,503
Total delinquent loans / Total loans receivable	0.45%	0.27%	0.66%

(1) Includes $3,000 of purchased credit-impaired loans at December 31, 2018 compared to $5,000 at September 30, 2018 and $943,000 at December 31, 2017.
(2) Delinquent loans include $519,000 of delinquent purchased credit-impaired loans at December 31, 2018 compared to $568,000 at September 30, 2018 and $2.2 million at December 31, 2017.

LOANS BY GEOGRAPHIC LOCATION					Percentage Change
	Dec 31, 2018		Sep 30, 2018	Dec 31, 2017	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount

Washington	$4,324,588	49.8%	$3,640,209	$3,508,542	18.8%	23.3%
Oregon	1,636,152	18.8%	1,628,703	1,590,233	0.5%	2.9%
California	1,596,604	18.4%	1,496,817	1,415,076	6.7%	12.8%
Idaho	521,026	6.0%	504,297	492,603	3.3%	5.8%
Utah	57,318	0.7%	63,053	73,382	(9.1)%	(21.9)%
Other	548,907	6.3%	489,440	519,048	12.2%	5.8%
Total loans receivable	$8,684,595	100.0%	$7,822,519	$7,598,884	11.0%	14.3%

BANR - Fourth Quarter 2018 Results
January 23, 2019

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

The following table shows loan originations (excluding loans held for sale) activity for the three months ending December 31, 2018, September 30, 2018, and December 31, 2017 and for the twelve months ending December 31, 2018 and 2017 (in thousands):

LOAN ORIGINATIONS	Three Months Ended			Twelve Months Ended
	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017
Commercial real estate	$172,885	$142,393	$105,313	$536,784	$537,825
Multifamily real estate	16,731	2,215	6,033	25,771	77,409
Construction and land	397,702	370,484	303,414	1,460,536	1,216,227
Commercial business	206,922	303,472	148,004	839,290	647,079
Agricultural business	18,901	36,747	36,947	123,702	117,186
One-to four-family residential	81,522	51,459	69,541	177,332	249,558
Consumer	72,500	74,339	64,104	331,661	344,407
Total loan originations (excluding loans held for sale)	$967,163	$981,109	$733,356	$3,495,076	$3,189,691

BANR - Fourth Quarter 2018 Results
January 23, 2019

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended			Twelve months ended
CHANGE IN THE	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period	$95,263	$93,875	$89,100	$89,028	$85,997
Provision for loan losses	2,500	2,000	2,000	8,500	8,000
Recoveries of loans previously charged off:
Commercial real estate	66	12	19	1,646	372
Multifamily real estate	—	—	—	—	11
Construction and land	23	5	57	213	1,237
One- to four-family real estate	18	86	8	750	270
Commercial business	193	586	305	1,049	1,226
Agricultural business, including secured by farmland	23	—	1	64	134
Consumer	102	46	188	366	481
	425	735	578	4,088	3,731
Loans charged off:
Commercial real estate	—	(102)	(549)	(401)	(1,180)
Construction and land	—	(479)	—	(479)	—
One- to four-family real estate	—	(27)	(38)	(43)	(38)
Commercial business	(684)	(473)	(517)	(2,051)	(3,803)
Agricultural business, including secured by farmland	(415)	(5)	(1,110)	(756)	(2,374)
Consumer	(604)	(261)	(436)	(1,401)	(1,305)
	(1,703)	(1,347)	(2,650)	(5,131)	(8,700)
Net charge-offs	(1,278)	(612)	(2,072)	(1,043)	(4,969)
Balance, end of period	$96,485	$95,263	$89,028	$96,485	$89,028
Net charge-offs / Average loans receivable	(0.015)%	(0.008)%	(0.027)%	(0.013)%	(0.065)%

ALLOCATION OF
ALLOWANCE FOR LOAN LOSSES	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017
Specific or allocated loss allowance:
Commercial real estate	$27,132	$25,147	$22,824
Multifamily real estate	3,818	3,745	1,633
Construction and land	24,442	24,564	27,568
One- to four-family real estate	4,714	4,423	2,055
Commercial business	19,438	17,948	18,311
Agricultural business, including secured by farmland	3,778	3,505	4,053
Consumer	7,972	8,110	3,866
Total allocated	91,294	87,442	80,310
Unallocated	5,191	7,821	8,718
Total allowance for loan losses	$96,485	$95,263	$89,028
Allowance for loan losses / Total loans receivable	1.11%	1.22%	1.17%
Allowance for loan losses / Non-performing loans	616%	603%	329%

BANR - Fourth Quarter 2018 Results
January 23, 2019

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017
NON-PERFORMING ASSETS
Loans on non-accrual status:
Secured by real estate:
Commercial	$4,088	$3,728	$10,646
Construction and land	3,188	2,095	798
One- to four-family	1,544	1,827	3,264
Commercial business	2,936	2,921	3,406
Agricultural business, including secured by farmland	1,751	1,645	6,132
Consumer	1,241	1,703	1,297
	14,748	13,919	25,543
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Commercial	—	428	—
Construction and land	—	—	298
One- to four-family	658	1,076	1,085
Commercial business	1	87	18
Consumer	247	296	85
	906	1,887	1,486
Total non-performing loans	15,654	15,806	27,029
Real estate owned (REO)	2,611	364	360
Other repossessed assets	592	573	107
Total non-performing assets	$18,857	$16,743	$27,496
Total non-performing assets to total assets	0.16%	0.16%	0.28%
Purchased credit-impaired loans, net	$14,413	$12,944	$21,310

	Quarters Ended			Twelve months ended
REAL ESTATE OWNED	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017
Balance, beginning of period	$364	$473	$1,496	$360	$11,081
Additions from loan foreclosures	139	—	—	641	46
Additions from acquisitions	2,593	—	—	2,593	—
Additions from capitalized costs	—	—	—	—	54
Proceeds from dispositions of REO	(453)	(90)	(2,092)	(838)	(13,474)
Gain on sale of REO	168	8	956	242	2,909
Valuation adjustments in the period	(200)	(27)	—	(387)	(256)
Balance, end of period	$2,611	$364	$360	$2,611	$360

BANR - Fourth Quarter 2018 Results
January 23, 2019

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION				Percentage Change
	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017	Prior Qtr	Prior Yr Qtr

Non-interest-bearing	$3,657,817	$3,469,294	$3,265,544	5.4%	12.0%
Interest-bearing checking	1,191,016	1,034,678	971,137	15.1%	22.6%
Regular savings accounts	1,842,581	1,627,560	1,557,500	13.2%	18.3%
Money market accounts	1,465,369	1,373,618	1,422,313	6.7%	3.0%
Total interest-bearing transaction and savings accounts	4,498,966	4,035,856	3,950,950	11.5%	13.9%
Total core deposits	8,156,783	7,505,150	7,216,494	8.7%	13.0%
Interest-bearing certificates	1,320,265	1,180,674	966,937	11.8%	36.5%
Total deposits	$9,477,048	$8,685,824	$8,183,431	9.1%	15.8%

GEOGRAPHIC CONCENTRATION OF DEPOSITS					Percentage Change
	Dec 31, 2018		Sep 30, 2018	Dec 31, 2017	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount
Washington	$5,674,328	59.9%	$4,849,807	$4,506,249	17.0%	25.9%
Oregon	1,891,145	20.0%	1,916,183	1,797,147	(1.3)%	5.2%
California	1,434,033	15.1%	1,462,417	1,432,819	(1.9)%	0.1%
Idaho	477,542	5.0%	457,417	447,216	4.4%	6.8%
Total deposits	$9,477,048	100.0%	$8,685,824	$8,183,431	9.1%	15.8%

INCLUDED IN TOTAL DEPOSITS	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017
Public non-interest-bearing accounts	$96,009	$76,957	$86,987
Public interest-bearing transaction & savings accounts	121,392	110,802	111,732
Public interest-bearing certificates	30,089	25,367	23,685
Total public deposits	$247,490	$213,126	$222,404
Total brokered deposits	$377,347	$325,154	$40,748

BANR - Fourth Quarter 2018 Results
January 23, 2019

ADDITIONAL FINANCIAL INFORMATION
(in thousands)

ACQUISITION OF SKAGIT BANCORP, INC.
The following table provides the estimated fair value of the assets acquired and liabilities assumed in the Skagit acquisition at November 1, 2018 (in thousands):
	November 1, 2018

Cash paid		329
Fair value of common shares issued		171,429
Total consideration		171,758

Fair value of assets acquired:
Cash and cash equivalents	19,167
Securities	210,326
Loans receivable	632,374
Real estate owned held for sale	2,594
Property and equipment	15,788
Core deposit intangible	16,368
Deferred tax asset	95
Other assets	19,109
Total assets acquired	915,821

Fair value of liabilities assumed:
Deposits	810,209
Other liabilities	22,070
Total liabilities assumed	832,279

Net assets acquired		83,542

Goodwill		$88,216

* Amounts recorded in this table are preliminary estimates of fair value. Additional adjustments to the acquisition accounting may be required with a measurement period of one-year from the acquisition date.

BANR - Fourth Quarter 2018 Results
January 23, 2019

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
REGULATORY CAPITAL RATIOS AS OF DECEMBER 31, 2018	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$1,302,239	13.12%	$794,072	8.00%	$992,590	10.00%
Tier 1 capital to risk-weighted assets	1,203,155	12.12%	595,554	6.00%	595,554	6.00%
Tier 1 leverage capital to average assets	1,203,155	10.98%	438,379	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,067,155	10.75%	446,665	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,217,173	12.50%	778,766	8.00%	973,457	10.00%
Tier 1 capital to risk-weighted assets	1,120,523	11.51%	584,074	6.00%	778,766	8.00%
Tier 1 leverage capital to average assets	1,120,523	10.50%	426,799	4.00%	533,498	5.00%
Common equity tier 1 capital to risk-weighted assets	1,120,523	11.51%	438,056	4.50%	632,747	6.50%
Islanders Bank:
Total capital to risk-weighted assets	34,567	18.26%	15,142	8.00%	18,928	10.00%
Tier 1 capital to risk-weighted assets	32,200	17.01%	11,357	6.00%	15,142	8.00%
Tier 1 leverage capital to average assets	32,200	11.16%	11,543	4.00%	14,428	5.00%
Common equity tier 1 capital to risk-weighted assets	32,200	17.01%	8,518	4.50%	12,303	6.50%

BANR - Fourth Quarter 2018 Results
January 23, 2019

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)

ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)
Interest-earning assets:
Held for sale loans	$83,741	$1,056	5.00%	$72,249	$895	4.91%	$75,359	$822	4.33%
Mortgage loans	6,573,278	88,560	5.35%	6,117,299	81,130	5.26%	5,989,291	72,527	4.80%
Commercial/agricultural loans	1,631,133	22,257	5.41%	1,511,077	20,545	5.39%	1,454,639	17,549	4.79%
Consumer and other loans	172,934	2,754	6.32%	141,503	2,298	6.44%	144,412	2,247	6.17%
Total loans(1)	8,461,086	114,627	5.37%	7,842,128	104,868	5.31%	7,663,701	93,145	4.82%
Mortgage-backed securities	1,400,508	9,931	2.81%	1,266,862	8,915	2.79%	1,131,692	7,006	2.46%
Other securities	474,659	3,633	3.04%	462,048	3,279	2.82%	459,065	3,028	2.62%
Interest-bearing deposits with banks	54,577	305	2.22%	65,191	332	2.02%	60,109	191	1.26%
FHLB stock	22,791	245	4.26%	20,345	254	4.95%	18,496	105	2.25%
Total investment securities	1,952,535	14,114	2.87%	1,814,446	12,780	2.79%	1,669,362	10,330	2.46%
Total interest-earning assets	10,413,621	128,741	4.90%	9,656,574	117,648	4.83%	9,333,063	103,475	4.40%
Non-interest-earning assets	903,165			799,083			861,232
Total assets	$11,316,786			$10,455,657			$10,194,295
Deposits:
Interest-bearing checking accounts	$1,131,030	403	0.14%	$1,006,010	270	0.11%	$964,306	222	0.09%
Savings accounts	1,779,288	1,505	0.34%	1,631,158	1,002	0.24%	1,567,845	550	0.14%
Money market accounts	1,440,889	1,638	0.45%	1,381,943	1,011	0.29%	1,471,875	645	0.17%
Certificates of deposit	1,287,114	3,957	1.22%	1,153,403	3,234	1.11%	1,024,069	1,694	0.66%
Total interest-bearing deposits	5,638,321	7,503	0.53%	5,172,514	5,517	0.42%	5,028,095	3,111	0.25%
Non-interest-bearing deposits	3,608,930	—	—%	3,424,587	—	—%	3,325,452	—	—%
Total deposits	9,247,251	7,503	0.32%	8,597,101	5,517	0.25%	8,353,547	3,111	0.15%
Other interest-bearing liabilities:
FHLB advances	311,046	2,072	2.64%	249,896	1,388	2.20%	204,502	766	1.49%
Other borrowings	117,724	66	0.22%	110,868	60	0.21%	106,678	77	0.29%
Junior subordinated debentures	140,212	1,641	4.64%	140,212	1,605	4.54%	140,212	1,257	3.56%
Total borrowings	568,982	3,779	2.64%	500,976	3,053	2.42%	451,392	2,100	1.85%
Total funding liabilities	9,816,233	11,282	0.46%	9,098,077	8,570	0.37%	8,804,939	5,211	0.23%
Other non-interest-bearing liabilities(2)	92,003			85,485			63,654
Total liabilities	9,908,236			9,183,562			8,868,593
Shareholders' equity	1,408,550			1,272,095			1,325,702
Total liabilities and shareholders' equity	$11,316,786			$10,455,657			$10,194,295
Net interest income/rate spread		$117,459	4.44%		$109,078	4.46%		$98,264	4.17%
Net interest margin			4.47%			4.48%			4.18%
Additional Key Financial Ratios:
Return on average assets			1.32%			1.43%			(0.53)%
Return on average equity			10.57%			11.78%			(4.05)%
Average equity/average assets			12.45%			12.17%			13.00%
Average interest-earning assets/average interest-bearing liabilities			167.76%			170.21%			170.33%
Average interest-earning assets/average funding liabilities			106.09%			106.14%			106.00%
Non-interest income/average assets			0.74%			0.77%			1.08%
Non-interest expense/average assets			3.34%			3.10%			3.21%
Efficiency ratio(4)			68.89%			63.04%			65.51%
Adjusted efficiency ratio(5)			63.06%			60.21%			69.40%

(1)	Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)	Average other non-interest-bearing liabilities include fair value adjustments related to FHLB advances and junior subordinated debentures.
(3)	Yields and costs have not been adjusted for the effect of tax-exempt interest.
(4)	Non-interest expense divided by the total of net interest income (before provision for loan losses) and non-interest income.
(5)
Adjusted non-interest expense divided by adjusted revenue. Adjusted revenue excludes net gain (loss) on sale of securities and fair value adjustments. Adjusted non-interest expense excludes amortization of core deposit intangibles (CDI), REO gain (loss), and state/municipal business and use taxes. These represent non-GAAP financial measures. See also Non-GAAP Financial Measures reconciliation tables on the last two pages of this press release.

BANR - Fourth Quarter 2018 Results
January 23, 2019

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)

ANALYSIS OF NET INTEREST SPREAD	Twelve months ended
	December 31, 2018			December 31, 2017
	Average Balance	Interest and Dividends	Yield/Cost(3)	Average Balance	Interest and Dividends	Yield/Cost(3)
Interest-earning assets:
Held for sale loans	$81,873	$3,926	4.80%	$128,480	$5,245	4.08%
Mortgage loans	6,188,279	320,264	5.18%	5,932,300	290,132	4.89%
Commercial/agricultural loans	1,519,871	79,605	5.24%	1,485,985	70,266	4.73%
Consumer and other loans	149,184	9,575	6.42%	140,500	8,806	6.27%
Total loans(1)	7,939,207	413,370	5.21%	7,687,265	374,449	4.87%
Mortgage-backed securities	1,247,758	35,076	2.81%	1,043,599	24,535	2.35%
Other securities	468,416	13,332	2.85%	464,680	12,448	2.68%
Interest-bearing deposits with banks	59,031	1,080	1.83%	49,573	583	1.18%
FHLB stock	20,496	774	3.78%	16,379	269	1.64%
Total investment securities	1,795,701	50,262	2.80%	1,574,231	37,835	2.40%
Total interest-earning assets	9,734,908	463,632	4.76%	9,261,496	412,284	4.45%
Non-interest-earning assets	828,184			892,052
Total assets	$10,563,092			$10,153,548
Deposits:
Interest-bearing checking accounts	$1,048,327	1,200	0.11%	$933,978	850	0.09%
Savings accounts	1,665,608	3,944	0.24%	1,559,042	2,138	0.14%
Money market accounts	1,421,161	4,107	0.29%	1,515,854	2,638	0.17%
Certificates of deposit	1,127,612	11,391	1.01%	1,116,304	6,647	0.60%
Total interest-bearing deposits	5,262,708	20,642	0.39%	5,125,178	12,273	0.24%
Non-interest-bearing deposits	3,411,010	—	—%	3,233,889	—	—%
Total deposits	8,673,718	20,642	0.24%	8,359,067	12,273	0.15%
Other interest-bearing liabilities:
FHLB advances	253,661	5,636	2.22%	151,295	1,908	1.26%
Other borrowings	108,730	245	0.23%	111,903	317	0.28%
Junior subordinated debentures	140,212	6,136	4.38%	140,212	4,752	3.39%
Total borrowings	502,603	12,017	2.39%	403,410	6,977	1.73%
Total funding liabilities	9,176,321	32,659	0.36%	8,762,477	19,250	0.22%
Other non-interest-bearing liabilities(2)	79,901			61,592
Total liabilities	9,256,222			8,824,069
Shareholders' equity	1,306,870			1,329,479
Total liabilities and shareholders' equity	$10,563,092			$10,153,548
Net interest income/rate spread		$430,973	4.40%		$393,034	4.23%
Net interest margin			4.43%			4.24%
Additional Key Financial Ratios:
Return on average assets			1.29%			0.60%
Return on average equity			10.45%			4.57%
Average equity/average assets			12.37%			13.09%
Average interest-earning assets/average interest-bearing liabilities			168.85%			167.52%
Average interest-earning assets/average funding liabilities			106.09%			105.69%
Non-interest income/average assets			0.80%			0.84%
Non-interest expense/average assets			3.23%			3.14%
Efficiency ratio(4)			66.29%			66.70%
Adjusted efficiency ratio(5)			63.59%			66.28%

(1)	Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)	Average other non-interest-bearing liabilities include fair value adjustments related to FHLB advances and junior subordinated debentures.
(3)	Yields and costs have not been adjusted for the effect of tax-exempt interest.
(4)	Non-interest expense divided by the total of net interest income (before provision for loan losses) and non-interest income.
(5)
Adjusted non-interest expense divided by adjusted revenue. Adjusted revenue excludes net gain (loss) on sale of securities and fair value adjustments. Adjusted non-interest expense excludes acquisition related costs, amortization of CDI, real estate operations expense, and state/municipal business and use taxes. These represent non-GAAP financial measures. See also Non-GAAP Financial Measures reconciliation tables on the last two pages of this press release.

BANR - Fourth Quarter 2018 Results
January 23, 2019

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

REVENUE FROM CORE OPERATIONS	Quarters Ended			Twelve months ended
	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017
Net interest income before provision for loan losses	$117,459	$109,078	$98,264	$430,973	$393,034
Total non-interest income	21,018	20,411	27,674	84,008	85,200
Total GAAP revenue	138,477	129,489	125,938	514,981	478,234
Exclude net loss on sale of securities	885	—	2,310	837	2,080
Exclude change in valuation of financial instruments carried at fair value	(198)	(45)	1,013	(3,775)	2,844
Exclude gain on sale of branches	—	—	(12,189)	—	(12,189)
Revenue from core operations (non-GAAP)	$139,164	$129,444	$117,072	$512,043	$470,969

EARNINGS FROM CORE OPERATIONS	Quarters Ended			Twelve months ended
	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017
Net income (GAAP)	$37,528	$37,773	$(13,548)	$136,515	$60,776
Exclude net loss on sale of securities	885	—	2,310	837	2,080
Exclude change in valuation of financial instruments carried at fair value	(198)	(45)	1,013	(3,775)	2,844
Exclude acquisition-related costs	4,602	1,005	—	5,607	—
Exclude gain on sale of branches	—	—	(12,189)	—	(12,189)
Exclude related tax (benefit) expense	(1,159)	(126)	3,192	(426)	2,615
Exclude tax adjustments related to tax reform and valuation reserves	(4,207)	—	42,630	(4,207)	42,630
Total earnings from core operations (non-GAAP)	$37,451	$38,607	$23,408	$134,551	$98,756

Diluted earnings (loss) per share (GAAP)	$1.09	$1.17	$(0.41)	$4.15	$1.84
Diluted core earnings per share (non-GAAP)	$1.09	$1.19	$0.71	$4.09	$2.99

BANR - Fourth Quarter 2018 Results
January 23, 2019

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended			Twelve months ended
	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017
Non-interest expense (GAAP)	$95,396	$81,632	$82,501	$341,371	$318,970
Exclude acquisition-related costs	(4,602)	(1,005)	—	(5,607)	—
Exclude CDI amortization	(1,935)	(1,348)	(1,457)	(6,047)	(6,246)
Exclude state/municipal tax expense	(854)	(902)	(737)	(3,284)	(2,594)
Exclude REO (loss) gain	(251)	(433)	941	(804)	2,030
Adjusted non-interest expense (non-GAAP)	$87,754	$77,944	$81,248	$325,629	$312,160

Net interest income before provision for loan losses (GAAP)	$117,459	$109,078	$98,264	$430,973	$393,034
Non-interest income (GAAP)	21,018	20,411	27,674	84,008	85,200
Total revenue	138,477	129,489	125,938	514,981	478,234
Exclude net loss on sale of securities	885	—	2,310	837	2,080
Exclude net change in valuation of financial instruments carried at fair value	(198)	(45)	1,013	(3,775)	2,844
Exclude gain on sale of branches	—	—	(12,189)	—	(12,189)
Adjusted revenue (non-GAAP)	$139,164	$129,444	$117,072	$512,043	$470,969

Efficiency ratio (GAAP)	68.89%	63.04%	65.51%	66.29%	66.70%
Adjusted efficiency ratio (non-GAAP)	63.06%	60.21%	69.40%	63.59%	66.28%

TANGIBLE COMMON SHAREHOLDERS' EQUITY TO TANGIBLE ASSETS	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017
Shareholders' equity (GAAP)	$1,470,315	$1,272,198	$1,272,626
Exclude goodwill and other intangible assets, net	363,798	261,158	265,314
Tangible common shareholders' equity (non-GAAP)	$1,106,517	$1,011,040	$1,007,312

Total assets (GAAP)	$11,863,037	$10,514,303	$9,763,209
Exclude goodwill and other intangible assets, net	363,798	261,158	265,314
Total tangible assets (non-GAAP)	$11,499,239	$10,253,145	$9,497,895
Common shareholders' equity to total assets (GAAP)	12.39%	12.10%	13.03%
Tangible common shareholders' equity to tangible assets (non-GAAP)	9.62%	9.86%	10.61%

TANGIBLE COMMON SHAREHOLDERS' EQUITY PER SHARE
Tangible common shareholders' equity	$1,106,517	$1,011,040	$1,007,312
Common shares outstanding at end of period	35,182,772	32,402,757	32,726,485
Common shareholders' equity (book value) per share (GAAP)	$41.79	$39.26	$38.89
Tangible common shareholders' equity (tangible book value) per share (non-GAAP)	$31.45	$31.20	$30.78